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                                                             EXHIBIT 10.1



              CONTRACT FOR PURCHASE AND SALE OF REAL PROPERTY

   Schuler Homes, Inc., a Delaware corporation ("Buyer") hereby agrees to purchase certain real property from Investek Properties Company, LLC, a California limited liability company (collectively "Seller"), and by execution hereof, Seller agrees to sell said real property to Buyer on the terms and conditions as hereinafter set forth in this CONTRACT FOR PURCHASE AND SALE OF REAL PROPERTY ("Contract" or "Agreement").

                                  RECITALS

   This Contract is made with reference to the following facts:

   1. Seller owns certain unimproved real property situated in the City of Livermore, County of Alameda, State of California, as more particularly described in Exhibit A attached hereto and incorporated by this reference ("Fee Real Property") and certain other privileges, easements, rights, titles and interests in connection with the Fee Real Property as detailed in Exhibit
B. The Fee Real Property and the interests to be assigned in accordance with Exhibit B are referred to herein as the "Fee Property."

   2. Seller is the Optionee pursuant to that Option Agreement (the "Option Agreement") between Seller as Optionee and Dale Carver and Linda Carver, husband and wife, and Bruce Schlichter, a single man (collectively
"Optionor") dated May 8, 1996 and extended June __, 1996. The Option
Agreement covers that real property described in Exhibit C hereto (the "Option Real Property") and certain other privileges, easements, rights, titles and interests in connection with the Option Real Property.

   3. The Fee Real Property and the Option Real Property are referred to herein as the "Real Property."

   4. Except as otherwise expressly set forth herein, Seller makes no warranties concerning the condition of the Real Property or the status of any entitlements to construct any residential improvements on the Real Property (the "Project"). A related company of Seller was

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originally a lender-broker to a previous owner of the Property and took the property back by way of deed in lieu of foreclosure. Seller has made no investigations of the property, has no knowledge of its condition or suitability for Buyer's intentions, and makes no representations of any kind, express or implied, except as set forth in paragraph 7.01 herein. Seller has advised Buyer to make any and every investigation of any kind prior to closing to assure itself that the property is in a condition acceptable to Buyer and suitable for Buyer's intents and purposes. Buyer acknowledges that it will assume full responsibility for any and all investigations as Buyer may deem appropriate, and if Buyer acquires the property at closing it will do so without any further liability to Seller of any kind, except as set forth herein in writing.

   5. Notwithstanding the foregoing, Buyer desires to purchase and Seller agrees to sell the Property in accordance with the terms hereof.

WHEREFORE, IT IS AGREED by the parties as follows:

                               ARTICLE 1 - RECITALS

   1.01 INCORPORATION BY REFERENCE. The Recitals stated above are hereby incorporated herein by this reference.

                            ARTICLE 2 - PURCHASE PRICE

   2.01 AMOUNT AND PAYMENT OF PURCHASE PRICE. The total purchase price ("Purchase Price") for the Property is the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00)(adjusted as set forth in Schedule 1) and shall be paid to Seller, in cash, at Closing. At Closing, Buyer shall receive a credit against the Purchase Price, for the amount of the Deposit (plus accrued interest until released to Seller).

   2.02  DEPOSIT.

         a. Within five (5) days of execution of this Agreement by Seller and Buyer, Buyer shall deposit in escrow with Escrow Holder the sum of Fifty Thousand Dollars ($50,000.00) ("Initial Deposit"). The Initial Deposit shall be released to Seller at the expiration of the Feasibility Period and shall be applied to the Purchase Price at Closing.

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         b. At the expiration of the Feasibility Period, Buyer shall deposit in escrow with Escrow Holder the additional sum of Fifty Thousand Dollars ($50,000.00)("Additional Deposit"). The Additional Deposit shall be immediately released to Seller and shall be applied to the Purchase Price at Closing.

         c. Buyer shall deposit into escrow the further additional sum of One Million Dollars ($1,050,000.00)(the "Further Additional Deposit") on or before December 10, 1996 with instructions that this Further Additional Deposit be utilized to close on the Option for the Option Real Property.

   2.03 ADDITIONAL PROVISIONS REGARDING DEPOSIT. The Deposit shall be held by Escrow Holder in insured, interest-bearing accounts for the benefit of Buyer until its release to Seller.

   2.04 LIQUIDATED DAMAGES. IN THE EVENT THAT (1) BUYER FAILS TO PURCHASE THE PROPERTY AS SET FORTH IN THIS CONTRACT AND SUCH FAILURE CONSTITUTES A BREACH OF THIS CONTRACT BY BUYER, REGARDLESS OF THE NATURE OF SAID BREACH ("BUYER'S BREACH"), THEN AS LIQUIDATED DAMAGES, THE AMOUNT OF THE DEPOSIT PAID TO DATE (PLUS ANY ACCRUED INTEREST THEREON WHILE HELD IN ESCROW) SHALL BE PAID TO OR RETAINED BY SELLER. THE PAYMENT OF THE DEPOSIT PAID TO DATE (PLUS ANY ACCRUED INTEREST THEREON WHILE HELD IN ESCROW) SHALL CONSTITUTE SELLER'S EXCLUSIVE REMEDY AGAINST BUYER AT LAW OR IN EQUITY AND SHALL TERMINATE ALL OF BUYER'S LIABILITY AND OBLIGATIONS TO SELLER UNDER THIS CONTRACT. THE AMOUNT OF LIQUIDATED DAMAGES HAS BEEN ESTABLISHED BY THE PARTIES AFTER CONSIDERING ALL RELEVANT FACTORS. THE PARTIES HAVE AGREED THAT SELLER'S DAMAGES, IN THE EVENT OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE AND, THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT PAID TO DATE (PLUS ANY ACCRUED INTEREST ON THE DEPOSIT WHILE HELD IN ESCROW), HAS BEEN AGREED UPON, AFTER NEGOTIATION AND THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES IN THE EVENT OF BUYER'S BREACH OF CONTRACT, GIVEN THE CIRCUMSTANCES EXISTING AT THE TIME THIS CONTRACT IS ENTERED INTO BY THE PARTIES.

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(SELLER'S INITIALS: ____)
(BUYER'S INITIALS: ____)

                     ARTICLE 3 - CONTINGENCIES TO CONTRACT

   3.01 BUYER'S INSPECTION AND DUE DILIGENCE. Buyer has through and including forty-five (45) days of the Agreement Date to fully inspect and investigate all matters relating to the current condition of the Real Property (including, without limitation, land use and zoning matters, soils, seismic and other matters relating to the physical condition of the Property, toxic or hazardous materials and other environmental matters and economic feasibility) ("Feasibility Period"). Buyer acknowledges that the Feasibility Period is a sufficient period to fully inspect and investigate all matters relating to the Real Property. Within ten (10) days of the Agreement Date, Seller shall deliver to Buyer copies of any and all documents, maps, plans, specifications, instruments, records, correspondence, reports, studies, and agreements in its possession ("Seller's Documents") relating to the condition of the Real Property. On or before the expiration of the Feasibility Period, Buyer, in its sole discretion, shall deliver notice to Seller to the effect that either it is satisfied or is not satisfied with all matters related to the Property. If Buyer fails to give Seller said notice, Buyer shall be deemed to be satisfied with all matters relating to the Property. If Buyer gives notice that it is not satisfied with all matters relating to the Property, this Contract shall be terminated and all monies (including, without limitation, the Initial Deposit), accrued interest, instruments or documents previously submitted by Buyer to Escrow or Seller shall be returned to Buyer. Except as detailed in Article 7 hereof, Buyer accepts the Property on an "AS IS" basis and accepts and acknowledges Seller's disclaimer as to any knowledge, representations and warranties regarding the Real Property not expressly set forth in paragraph 7.01 herein.

   3.02 CONDITIONS FOR THE BENEFIT OF BUYER. If Buyer does not terminate or cause the termination of this Contract at or prior to expiration of the Feasibility Period, the only conditions to Buyer's obligations under this Contract are set forth in paragraph 6.08 a. hereof.

   In the event that all conditions of Buyer's obligation to close are not satisfied or waived (in writing) by Buyer at or prior to Closing, then at Buyer's option, upon written notice to Seller, this Agreement shall terminate without further obligation of either party and the Deposit and accrued interest generated thereon while held in escrow shall be refunded to Buyer. Except as expressly provided otherwise, the refund of the Deposit shall constitute the sole remedy of Buyer relating to

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the failure of any condition. Except as expressly provided in section 7.05 hereof and except arising from any breach by Seller of its obligation to sell the Property to Buyer, in no other event shall Buyer be entitled to recover damages from Seller for any breach by Seller hereunder.

                       ARTICLE 4 - DUTIES DURING CONTRACT TERM

   4.01 BUYER'S INSPECTIONS. From the date of acceptance of this Contract to the Closing Date, Buyer, its agents, contractors, consultants and employees, may enter upon the Real Property upon notice to Seller for purposes of inspection and for satisfying itself as to any matter relating to this Contract; provided, however, that Buyer shall do all things reasonably necessary to prevent the filing of any mechanics' liens or other liens against the Real Property by reason of any work, labor, services, or materials supplied or claimed to have been supplied to Buyer arising from the exercise of this right of entry. In the event any such mechanic's or materialmen's lien is filed against the Real Property, Buyer shall cause the same to be released within thirty (30) days after the filing of the same or, if Buyer chooses to contest such lien, it shall post a lien release bond and have the lien released. Buyer shall also defend, indemnify, and hold harmless Seller of and from all loss or liability in connection with or resulting from any such work or services or any lien filed against the Real Property as a result of Buyer's acts or omissions except such indemnity and defense obligation shall not be applicable to any loss, liability, damage or lien that may arise from Buyer's discovery of any pre-existing toxic or hazardous material on, under, in, or about the Real Property as a result of its investigation or testing of the soils or groundwater underlying the Real Property. If any lien which Buyer is indemnifying against is filed against the Real Property, and Buyer fails to obtain the release thereof within thirty (30) days thereafter, by payment, bond, or otherwise, on five (5) days written notice to Buyer, Seller may cancel all of Buyer's rights to enter the Real Property, or may cancel this Agreement. In such event Buyer shall be responsible to Seller for all loss related to such lien, and all expenses, including attorneys' fees, incurred by Seller in effecting removal of any such liens. Notwithstanding anything to the contrary, Buyer shall have no responsibility for, nor any duty to remove, any lien filed against the Real Property by reason of Seller's acts or omissions.

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   4.02  INSURANCE. Before Buyer enters the Real Property, Buyer shall have in place at its own cost and expense, bodily injury and property damage (liability) insurance covering Buyer's activities on the Real Property, with a combined single limit of not less than $1,000,000 per accident or occurrence. Before Buyer enters the Real Property, Buyer shall provide to Seller an appropriate Certificate of Insurance (with endorsements attached) which shall name Seller and Optioner as an additional, named insured and shall provide that such insurance shall not be canceled or Seller or Optionor eliminated as an additional, named insured except after thirty (30) days written notice to Seller. Buyer's insurance shall be primary as to any other liability insurance maintained by Seller.

                     ARTICLE 5 - CONDITION OF REAL PROPERTY

   5.01  INVESTIGATION OF REAL PROPERTY.

   By execution of this Contract, Buyer represents that it believes that prior to the end of the Feasibility Period, it will have had adequate opportunity to investigate the various conditions of the Real Property to its satisfaction and perform the investigation which Buyer deems to be adequate for purposes of satisfying itself as to the fitness of the Real Property for Buyer's uses. Within ten (10) days of the Agreement Date, Seller shall make available to Buyer copies of any and all documents, instruments, records, correspondence, reports, studies, and agreements in its possession or control relating to the condition of Real Property. Prior to the expiration of the Feasibility Period, Seller agrees that Seller will reasonably cooperate with Buyer to facilitate Buyer's inspection and investigation of the Real Property.

                               ARTICLE 6 - ESCROW

   6.01 OPENING OF ESCROW. Seller shall cause an escrow to be opened to consummate the sale of the Real Property pursuant to this Contract at the office of First American Title Company ("Escrow Holder") at its office in Walnut Creek, California, by delivering a fully executed copy of the Contract to the Escrow Holder within five (5) days of the date of execution of the Contract.

   6.02 CLOSE OF ESCROW. Unless otherwise extended by mutual agreement of the parties, in writing, escrow shall close by December 31, 1996 or within thirty (30) days of receipt of tentative map, (and the expiration of all appeal or challenge periods related thereto) whichever is sooner, ("Closing").

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     6.03  SELLER'S DOCUMENTS FOR CLOSING.  Seller shall deposit or cause to be deposited into escrow with the Escrow Holder on or before the Closing Date, the following documents:

           a. A duly executed and acknowledged Grant Deed in standard title company form conveying the Real Property to Buyer, subject only to the Conditions of Title.

           b. Evidence reasonably satisfactory to Escrow Holder and Buyer of Seller's authority to consummate the within transaction.

           c. A certificate of non-foreign status in conventional title company form.

           d. An Assignment of Interests Related to Real Property in the form of Exhibit B.

           e. Any other documents or instruments as are reasonably required to close the within transaction in accordance with the terms of this Agreement.

           f. Seller's written escrow instructions to close escrow in accordance with the terms of this Agreement.

     6.04 BUYER'S FUNDS AND DOCUMENTS FOR CLOSING. Buyer shall deposit or cause to be deposited into escrow with the Escrow Holder on or before the Closing Date, the following funds and documents:

           a. Cash or other immediately available funds which, in addition to the Deposit are sufficient to pay the cash portion of the Purchase Price and Buyer's share of the closing costs, prorations and other monies due from Buyer at Closing (the ""Buyer's Funds'').

           b. Any other documents or instruments as are reasonably required to close the within transaction in accordance with the terms of this Agreement.

           c. Buyer's written escrow instructions to close escrow in accordance with the terms of this Agreement.

     6.05  CLOSING AND TITLE.

           a. Title Company shall close escrow on the Closing Date, if and only if, it is in a position to issue to Buyer the title insurance described in Subparagraph b. below and has received all of the documents and funds listed in Paragraphs 6.03 and 6.04 above. The Title Company shall close escrow by (i) recording the Grant Deed; (ii) issuing the required title insurance to Buyer; (iii) delivering to Seller any funds remaining after payment of Seller's share of closing costs and adjustments for closing prorations as set forth herein; (iv) recording or filing any


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other instruments required to be so recorded or filed to close the within transaction in accordance with the terms hereof.

           b. Seller shall convey to Buyer good and marketable fee simple absolute title to the Real Property, to be evidenced by an CLTA Coverage Owner's policy title insurance policy in the full amount of the Purchase Price, issued by Escrow Holder, with such endorsements as reasonably requested by Buyer in writing prior to expiration of the Feasibility Period, subject only to the Conditions of Title, which are: (i) real estate taxes which are a lien, but not yet delinquent, (ii) Exceptions set forth in the Preliminary Title Report referred to in Subsection c. below, which are not timely objected to by Buyer, and (iii) such other easements and encumbrances for the benefit of the Real Property arising after the date hereof which typically arise in the development process and which are reasonably approved in writing by Buyer.

           c. Within ten (10) days of the Agreement Date, Seller (i) will deliver to Buyer a current Preliminary Title Report for the Real Property;
and (ii) will cause Escrow Holder to deliver to Buyer a copy of all documents evidencing matters which relate to the Preliminary Title Report. Within twenty (20) days of receipt of all title documents, Buyer shall given written notice to Seller of any matters set forth in the Preliminary Title Report which are objectionable to Buyer. Failure to give such written notice shall waive all objections to the matters set forth in the Preliminary Title Report.

           d. If Buyer objects to any title matters, Seller shall attempt, in good faith, to eliminate such matters. If Seller is unable or unwilling, within five (5) days of Buyer's notice, to agree to eliminate such matters from record, then Buyer has the sole option to determine whether (1) to accept the matter as a Condition of Title and waive its objection thereto, or, (2) to terminate the Contract and to receive a refund of the Deposit, plus accrued interest, which refund shall be Buyer's sole and exclusive remedy. Unless Buyer rejects the disapproved matter in writing and terminates this Contract on or before the end of the Feasibility Period, it shall be deemed to have elected to accept the matter as a Condition of Title.

           e. In the event, that any new encumbrance against title burdens the Real Property after the end of the Feasibility Period, Seller shall endeavor to eliminate such encumbrance prior to the Closing; in the event that such encumbrance is not eliminated by Seller, then Buyer has the sole option to be exercised within thirty (30) days of Seller's notice of said encumbrance, to


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determine whether (1) to accept the encumbrance as a Condition of Title under the terms and conditions of this Contract; or (2) to terminate the Contract and to receive a refund of the Deposit, which refund shall be Buyer's sole and exclusive monetary remedy; provided, that if the new encumbrance against title was caused by Seller, in addition to the refund of the Deposit, Buyer shall be entitled to recover as damages from Seller all out-of-pocket expenses incurred by Buyer for the Project prior to the date of termination. Unless Buyer gives timely notice of termination of the Contract, it shall be deemed to have elected to accept the encumbrance as a Condition of Title.

     6.06 POSSESSION. Upon Closing, Buyer shall have immediate possession of the Real Property free from any claims or rights of third parties.

     6.07 PRORATIONS. There shall be prorated between Seller and Buyer on the basis of thirty (30) day months as of 12:00 midnight on the date of the Closing, real property taxes levied or assessed against the Real Property.

     6.08  CONDITIONS OF CLOSING.

           a. The only conditions to Buyer's obligation to close escrow on the Closing Date are the following ("Buyer's Conditions of Closing") are:

               1) Seller's compliance with the requirements of 6.03, 6.05 and 6.06.

               2) Seller shall have performed all of its covenants set forth in this Agreement.

               3) Seller, on behalf of, and for the account of Buyer, shall have acquired the Option Property as provided herein.

               4) The Escrow Holder shall be ready, willing and able to issue the Title Policy to Buyer.

               5)  All warranties and representations of Seller set forth in
                   7.01 shall be true as of the Closing Date.

           b. The only conditions to Seller's obligation to close escrow on the Closing Date are the following ("Seller's Conditions to Closing"):

               1)  Buyer shall have complied with the requirements of section
                   6.04.

               2)  All warranties and representations of Buyer set forth in section 7.03 shall be true as of the Closing Date.


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     6.09  FAILURE OF CLOSING CONDITIONS.  Should any Conditions of Closing
set forth in section 6.08 not be satisfied or waived by the party to whose benefit said condition(s) run(s), that party shall be entitled to terminate this Contract by written notice delivered to the other on or before Closing. If Buyer is entitled to terminate this Contract due to failure of any of Buyer's Conditions of Closing, it shall be entitled to recover the Deposit, its sole remedy for such breach. If all of Buyer's Conditions of Closing are satisfied and/or waived at Closing, and this Contract is terminated as a result of Buyer's Breach, Seller shall be entitled to retain and/or receive the full amount of the Deposit as Liquidated Damages, its sole remedy for such breach. Upon the occurrence of Closing, Buyer and Seller shall be deemed to have fully and finally waived all Conditions of Closing. Notwithstanding such waiver, both parties shall be entitled to the full benefit of the representations and warranties described in sections 6.10, 7.01 and 7.03.

     6.10 BROKER'S COMMISSIONS. If any claims for brokerage commissions or finder's fees or like payment arise out of or in connection with the transaction provided herein, other than those provided for Jeff Robinson as above set forth, and in the event any claim is made, all such claims shall be handled and paid by the party whose actions or alleged commitment form the basis of such claim. Each party whose actions or alleged commitment form the basis of a claim shall indemnify and hold harmless the other party from and against any and all claims or demands with respect to any brokerage fees or agent's commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transaction contemplated hereby.

     6.11 EXPENSES OF ESCROW. The expenses of the escrow described in this Section shall be paid in the following manner:

           a. Seller and Buyer will share the following costs equally: any City conveyance tax or County transfer tax imposed on the conveyance of title to the Real Property; the cost of preparing, executing, acknowledging and recording any deeds or other instruments required to convey title to Buyer in the manner described herein; and other non-recurring charges of escrow; the escrow fee charged by Escrow Holder. Buyer shall pay the cost of the title insurance policy.

           b. Each party shall be responsible for its attorney's fees incurred in the negotiation and preparation of this Contract.

           ARTICLE 7 - WARRANTIES AND REPRESENTATIONS


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     7.01  WARRANTIES AND REPRESENTATIONS BY SELLER.  Seller hereby makes the following representations and warranties to Buyer:

           a. To the best of Seller's actual knowledge without any duty of inquiry, there exist no title matters affecting the Real Property other than those shown on the Preliminary Title Report.

           b. To Seller's actual knowledge, without any duty of inquiry, there are no hazardous or toxic wastes or materials in, on, under or about the Real Property, whether of soil, groundwater or otherwise, except as may be disclosed in the Seller's Documents.

           c. Seller hereby warrants that (A) Seller has the legal authority to enter into this Agreement and consummate the sale, transfer and assignment contemplated by it, and (B) the person or persons signatory to this Agreement and any document executed pursuant to it on behalf of Seller have full power and authority to bind Seller.

           d. Seller is not a "foreign person" as defined in Internal Revenue Code Section 1445 and any related regulations.

           e. To Seller's actual knowledge without any duty of inquiry, there exists no pending or threatened litigation affecting the Property and, Seller has received no notice of, and has no actual knowledge of, any violations of any laws, rules, ordinances or regulations regarding the Property, which would materially and adversely affect the Property.

           f. To Seller's actual knowledge, without any duty of inquiry, Seller's Documents contain no material error(s), omission(s) or misstatement(s). To Seller's actual knowledge, without any duty of inquiry, the Seller's Documents consist of all material documents relating to the condition of the Real Property of which Seller has actual possession.

           g. Except as expressly set forth in Paragraph 7.01 herein, Seller specifically disclaims the making of any representations or warranties, express or implied, regarding the physical condition of the Real Property or the condition of the Real Property, including, without limitation, pest control matters, soil conditions, seismic conditions, hazardous materials, toxic substances or other environmental matters. Each of the foregoing representations and warranties shall be true on the date of execution of this Agreement and on the date of Closing. The truth of each such representation shall be a condition to Buyer's obligation to consummate the transaction contemplated herein, and each such representation and warranty shall survive the Closing.

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     7.02  SELLER'S COVENANTS.

           a. During the Feasibility Period, Seller at its expense, shall use its best efforts and utmost diligence to facilitate Buyer's inspection and due diligence.

           b. As soon as practicable after the execution of this Contract or immediately upon Seller's discovery thereof, if later, Seller shall advise Buyer, in writing, of all material defects in the Real Property known to Seller, if any.

           c. Seller shall use its best efforts to assist Buyer to obtain the Development Entitlements (as defined herein), including without limitation, execution of all necessary applications or documents, without cost or obligation to Seller. All conditions imposed by the City of Livermore on the Development Entitlements (as defined in Exhibit F hereto) will be the sole responsibility of Buyer.

           d. Seller shall record a memorandum of its option agreement immediately after execution of this Agreement.

     7.03 WARRANTIES AND REPRESENTATIONS BY BUYER. Buyer hereby makes the following representations and warranties to Seller:

           a. Buyer has the legal capacity to enter into this Contract and that those executing this Contract have authority to do so on behalf of Buyer.

           b. Buyer accepts the Real Property in its present condition without warranty or representation, express or implied, by Seller, except as expressly set forth in Paragraph 7.01 herein.

           c. Buyer accepts the disclaimer made by Seller in Paragraph 7.01 g., wherein Seller disclaims any representations or warranties, express or implied, except as expressly set forth in this Agreement, regarding the Real Property or matters affecting the Real Property, including, without limitation, pest control matters, soil conditions, seismic conditions, hazardous materials, toxic substances or other environmental matters.

     Each of the foregoing representations and warranties shall be true on the date of execution of this Agreement and on the date of Closing. The truth of each such representation shall be a condition to Buyer's obligation to consummate the transaction contemplated herein, and each such representation and warranty shall survive the Closing.

     7.04  BUYER'S COVENANTS.


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           a.  Prior to the end of the Feasibility Period, Buyer agrees to investigate the Real Property and conduct its due diligence regarding the Real Property.

           b. Prior to Closing, Buyer will diligently seek to obtain the Development Entitlements and promptly provide Seller with copies of all necessary plans, studies and information requested by Seller in relation to the Development Entitlements.

     7.05 DAMAGES FOR BREACH OF WARRANTIES AND REPRESENTATIONS. Notwithstanding any other provisions of this Agreement; (i) Seller and Buyer shall each be entitled to sue the other for damages for any breach of any warranty and representation set forth in section 6.10 or this Article 7; and
(ii) the party making representations and warranties under section 6.10 or
Article 7, shall indemnify, defend, protect and hold the other party harmless from and against any liabilities, damages, costs, expenses, or claims arising from the failure of such representations and warranties to be true, correct and accurate on the date of this Contract and on the Closing Date. Any obligations arising hereunder shall survive the Closing.

                          ARTICLE 8 - MISCELLANEOUS

    8.01 NOTICES. All notices, consents, requests, demands or other communications to or upon the respective parties shall be in writing and shall be effective for all purposes upon receipt, including without limitation, in the case of (i) personal delivery, (ii) delivery by messenger, express or air courier or similar courier, (iii) delivery by United States first class certified or registered mail, postage prepaid and (iv) transmittal by telecopier or facsimile, addressed as set forth below.

     Either party may change its address by written notice to the other in the manner set forth above. Receipt of communications by United States first class or registered mail will be sufficiently evidenced by return receipt. In the case of illegible or otherwise unreadable facsimile transmissions, the receiving party shall promptly notify the transmitting party of any transmission problem and the transmitting party shall promptly resend any affected pages.

     SELLER:        INVESTEK PROPERTIES COMPANY, LLC
                    P.O. Box 586
                    48 Park Road
                    Burlingame, CA 94011

     BUYER:         Schuler Homes, Inc.
                    1250 Pine Street, Suite 302.


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                    Walnut Creek, California 94596
                    FAX: (510) 803-4270

ESCROW HOLDER:      First American Title Company
                    Walnut Creek, California


     8.02 ASSIGNMENT. Except to an affiliated entity of Buyer, Buyer shall have no right to assign its rights, or any of them, to any person or entity, not a party to this Contract without the prior written approval of Seller, which approval may be withheld by Seller in its sole discretion, exercised in good faith. Any proposed assignee shall acknowledge and accept the Contract as written, including all warranties and representations, including the covenants, warranties and representations as set forth in Article 7. Notwithstanding any assignment, however, Buyer shall not be relieved of any obligations under this Contract, except with Seller's written consent, to be given or withheld in Seller's sole discretion, exercised in good faith.

     8.03 HEADINGS. The titles and headings of the various sections of this Contract are intended solely for convenience of references and are not intended to explain, modify or place any construction on any of the provisions of this Contract.

     8.04 SUCCESSORS. This Contract shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, successors and assigns.

     8.05 TIME OF THE ESSENCE. Time is of the essence with regard to the performance of each and every term of this Contract.

     8.06 ENTIRE AGREEMENT. This instrument (including Exhibits) contains the entire agreement between Buyer and Seller respecting the Real Property, and any agreement or representation respecting the Real Property or the duties of either Buyer or Seller in relation thereto not expressly set forth in this agreement is null and void.

     8.07 SATURDAY, SUNDAYS AND HOLIDAYS. In the event that any date by which an election or a notice must be given pursuant to this Contract falls on a Saturday, Sunday or holiday, then the date by which an election or a notice must be given is extended to 5:00 p.m. on the next business day following such Saturday, Sunday or holiday.

     8.08 CONSTRUCTION. The terms and conditions of this Agreement shall be interpreted according to its fair meaning, and not in favor or against any party. Both parties acknowledge that they have had the opportunity to consult with legaL counsel of their choice in the negotiation, drafting and execution of this Agreement.

     8.09 COUNTERPART COPIES. This Agreement may be signed in counterpart or duplicate copies, and any signed counterpart or duplicate copy shall be equivalent to a signed original for all purposes.

     8.10 DELIVERY OF MATERIALS TO SELLER. If, for any reason Closing does not occur (except due to a default by Seller), Buyer shall promptly deliver to Seller, without representation or warranty, copies of all documents or other materials (excluding Buyers' financial analysis, economic or financial proformas, or other proprietarY information) relating in any manner to the Real Property, including without limitation, all documents, instruments, records, plans, specifications, correspondence, reports, studies or agreements delivered to Buyer by Seller, and all plans, specifications, reports, studies or documents prepared by or for Buyer.

     8.11 VENUE AND CHOICE OF LAW. Any litigation between the parties related to this Agreement shall be venued in Alameda County. This Agreement shall be governed by the laws of the State of California.

                                   EXECUTION

     This Contract is executed on the 19 day of June, 1996, at Walnut Creek, California.

SELLER:                                    BUYER:

INVESTEK PROPERTIES COMPANY,               SCHULER HOMES, INC., a
LLC, a California limited liability        Delaware Corporation
company

By:   /s/ Robert C. Gilmartin              By:  /s/ Michael S. McKissick
   -----------------------------              -----------------------------
    Its Managing Member                        Its VP & GM
                                                   CALIF. DIVISION

                                  SCHEDULE 1

                          PURCHASE PRICE ADJUSTMENT


     The Purchase Price of Two Million Five Hundred Thousand Dollars ($2,500,000.00) shall be increased by the sum of Thirty Thousand Eight Hundred Sixty-five Dollars ($30,865,000) per lot for each lot in excess of eighty-one (81) which is authorized and entitled by the Development Entitlements.

                   LEGAL DESCRIPTION OF THE FEE REAL PROPERTY


The following described property is situated in Livermore (County of Alameda), California, commonly known as A.P. No. 99D-5300-5-1.


                                   EXHIBIT A

                    LEGAL DESCRIPTION OF OPTION REAL PROPERTY


     All the real property located in Livermore (County of Alameda), California, commonly known as A.P. No. 99D-5300-5-2.


                                   EXHIBIT C